Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
SECOND QUARTER FISCAL 2012

FOREST CITY, IOWA, March 15, 2012 - Winnebago Industries, Inc. (NYSE:WGO), one of the leading United States (U.S.) recreation vehicle manufacturers, today reported financial results for the Company's second quarter of fiscal year 2012 and first six months of Fiscal 2012.
Revenues for the second quarter of Fiscal 2012 ended February 25, 2012 were $131.6 million, an increase of 23.5 percent, versus $106.6 million for the second quarter of Fiscal 2011. Included within consolidated revenues was $14.5 million associated with towable products, compared to $1.8 million for the second quarter of Fiscal 2011. The Company reported an operating loss of $1.2 million for the quarter versus an operating profit of $4.1 million for the second quarter of Fiscal 2011. Net loss for the second quarter was $912,000 versus net income of $3.3 million for the second quarter of Fiscal 2011. On a diluted per share basis, the Company had a net loss of $0.03 for the second quarter of Fiscal 2012 versus net income of $0.11 for the second quarter of Fiscal 2011.
Although revenues were higher as compared to the prior year primarily due to an increase in wholesale deliveries, the second quarter of Fiscal 2012 was negatively impacted by increased discounts and continued aggressive pricing strategies. The additional motor home wholesale volume prevented shortened work weeks that were experienced in the first quarter and also resulted in reduced inventory levels which significantly improved operating cash flows as compared to the prior year. The second quarter of Fiscal 2011 included a $3.5 million pre-tax benefit from the results of an annual physical inventory of work-in-process, due to lower actual inventory scrap and production loss.
Revenues for the first six months of Fiscal 2012 were $263.4 million, an increase of 14.4 percent, compared to $230.3 million for the first six months of Fiscal 2011. The Company reported an operating loss of $537,000 for the first six months of Fiscal 2012, compared to an operating profit of $9.0 million for the same period of Fiscal 2011. Net income for the first six months of Fiscal 2012 was $123,000, or $0.00 per diluted share, versus net income of $7.1 million, or $0.24 per diluted share, for the first six months of the last fiscal year.
“While we saw an increase in year over year wholesale shipments of both our motor homes and towables in the second quarter, we are disappointed with our financial results," said Winnebago Industries' Chairman, CEO and President Randy Potts. "However, we believe that we are better positioned for the future with a stronger sales order backlog as compared to the prior year. Our motor home order position of current model year product is nearly sold out at this time and we are excited about the new 2013 product launch starting in our third quarter. We are cautiously optimistic about growth in the general economy, given the improvement in consumer confidence, employment and housing starts."
Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, March 15, 2012. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.
About Winnebago Industries
Winnebago Industries, Inc., The Most Recognized Name In Motor Homes®, is a leading U.S. manufacturer of recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company and its subsidiary build quality motor homes, travel trailers and fifth wheel products under the Winnebago, Itasca, Era and SunnyBrook brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except percent and per share data)

	Quarter Ended
	February 25, 2012		February 26, 2011
Net revenues	$131,600	100.0%	$106,593	100.0%
Cost of goods sold	124,754	94.8%	95,269	89.4%
Gross profit	6,846	5.2%	11,324	10.6%

Operating expenses:
Selling	3,992	3.0%	3,254	3.1%
General and administrative	4,018	3.0%	4,020	3.8%
Total operating expenses	8,010	6.1%	7,274	6.8%

Operating (loss) income	(1,164)	(0.9)%	4,050	3.8%
Non-operating (expense) income	(110)	(0.1)%	322	0.3%
(Loss) income before income taxes	(1,274)	(1.0)%	4,372	4.1%

(Benefit) provision for taxes	(362)	(0.3)%	1,057	1.0%
Net (loss) income	$(912)	(0.7)%	$3,315	3.1%

(Loss) income per common share:
Basic	$(0.03)		$0.11
Diluted	$(0.03)		$0.11
Weighted average common shares outstanding:
Basic	29,151		29,118
Diluted	29,248		29,120

	Six Months Ended
	February 25, 2012		February 26, 2011
Net revenues	$263,437	100.0%	$230,304	100.0%
Cost of goods sold	248,095	94.2%	207,781	90.2%
Gross profit	15,342	5.8%	22,523	9.8%

Operating expenses:
Selling	8,154	3.1%	6,521	2.8%
General and administrative	7,725	2.9%	7,671	3.3%
Gain on sale of asset held for sale	—	—%	(644)	(0.3)%
Total operating expenses	15,879	6.0%	13,548	5.9%

Operating (loss) income	(537)	(0.2)%	8,975	3.9%
Non-operating income	147	0.1%	474	0.2%
(Loss) income before income taxes	(390)	(0.1)%	9,449	4.1%

(Benefit) provision for taxes	(513)	(0.2)%	2,348	1.0%
Net income	$123	—%	$7,101	3.1%

Income per common share:
Basic	$0.00		$0.24
Diluted	$0.00		$0.24
Weighted average common shares outstanding:
Basic	29,145		29,115
Diluted	29,231		29,118

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	February 25, 2012	August 27, 2011
ASSETS
Current assets:
Cash and cash equivalents	$80,800	$69,307
Receivables, net	18,528	19,981
Inventories	60,183	69,165
Prepaid expenses and other assets	5,146	4,227
Income taxes receivable	1,376	1,525
Deferred income taxes	1,587	649
Total current assets	167,620	164,854
Property, plant, and equipment, net	21,184	22,589
Assets held for sale	600	600
Long-term investments	9,903	10,627
Investment in life insurance	23,445	23,669
Goodwill	1,228	1,228
Amortizable intangible assets	681	720
Other assets	14,656	15,640
Total assets	$239,317	$239,927

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,697	$21,610
Income taxes payable	131	104
Accrued expenses	30,113	29,604
Total current liabilities	51,941	51,318
Long-term liabilities:
Unrecognized tax benefits	5,034	5,387
Postretirement health care and deferred compensation benefits, net of current portion	69,449	74,492
Total long-term liabilities	74,483	79,879
Stockholders' equity	112,893	108,730
Total liabilities and stockholders' equity	$239,317	$239,927

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	February 25, 2012	February 26, 2011
Operating activities:
Net income	$123	$7,101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,590	2,845
LIFO expense	529	783
Stock-based compensation	749	124
Deferred income taxes including valuation allowance	(320)	583
Postretirement benefit income and deferred compensation expenses	448	690
Provision (reduction) for doubtful accounts	20	(10)
Increase in cash surrender value of life insurance policies	(221)	(300)
Loss (gain) on sale or disposal of property	21	(708)
Gain on life insurance	(195)	(372)
Other	311	58
Change in assets and liabilities:
Inventories	8,453	(24,990)
Receivables and prepaid assets	1,222	(1,368)
Income taxes and unrecognized tax benefits	(248)	610
Accounts payable and accrued expenses	(207)	326
Postretirement and deferred compensation benefits	(1,877)	(1,854)
Net cash provided by (used in) operating activities	11,398	(16,482)

Investing activities:
Proceeds from the sale of investments, at par	750	6,450
Proceeds from life insurance	643	659
Purchases of property and equipment	(1,168)	(1,279)
Proceeds from the sale of property	7	3,793
Cash paid for acquisition, net of cash acquired	—	(4,694)
Other	65	(461)
Net cash provided by investing activities	297	4,468

Financing activities:
Payments for purchase of common stock	(235)	(89)
Proceeds from exercises of stock options	—	75
Other	33	124
Net cash (used in) provided by financing activities	(202)	110

Net increase (decrease) in cash and cash equivalents	11,493	(11,904)
Cash and cash equivalents at beginning of period	69,307	74,691
Cash and cash equivalents at end of period	$80,800	$62,787

Supplemental cash flow disclosure:
Income taxes paid	$55	$1,153

Winnebago Industries, Inc.
Unaudited Deliveries

	Quarter Ended
(In units)	February 25, 2012		February 26, 2011		Increase	% Change
Class A gas	353	35.3%	331	36.4%	22	6.6%
Class A diesel	235	23.5%	218	24.0%	17	7.8%
Total Class A	588	58.7%	549	60.4%	39	7.1%
Class B	49	4.9%	—	—%	49	—%
Class C	364	36.4%	360	39.6%	4	1.1%
Total motor homes	1,001	100.0%	909	100.0%	92	10.1%

Fifth wheel	258	45.9%	21	24.7%	237	NMF
Travel trailer	304	54.1%	64	75.3%	240	NMF
Total towables	562	100.0%	85	100.0%	477	NMF

	Six Months Ended
(In units)	February 25, 2012		February 26, 2011		Increase(Decrease)	% Change
Class A gas	734	36.0%	720	35.6%	14	1.9%
Class A diesel	467	22.9%	488	24.1%	(21)	(4.3)%
Total Class A	1,201	58.8%	1,208	59.7%	(7)	(0.6)%
Class B	128	6.3%	1	—%	127	NMF
Class C	712	34.9%	815	40.3%	(103)	(12.6)%
Total motor homes	2,041	100.0%	2,024	100.0%	17	0.8%

Fifth wheel	426	42.7%	21	24.7%	405	NMF
Travel trailer	571	57.3%	64	75.3%	507	NMF
Total towables	997	100.0%	85	100.0%	912	NMF

Winnebago Industries, Inc.
Unaudited Backlog

	As Of
(In units)	February 25, 2012		February 26, 2011		Increase(Decrease)	% Change
Class A gas	306	30.5%	253	26.4%	53	20.9%
Class A diesel	196	19.5%	157	16.4%	39	24.8%
Total Class A	502	50.0%	410	42.8%	92	22.4%
Class B	83	8.3%	82	8.6%	1	1.2%
Class C	419	41.7%	465	48.6%	(46)	(9.9)%
Total motor home backlog(1)	1,004	100.0%	957	100.0%	47	4.9%

Fifth wheel	187	44.8%	64	42.4%	123	192.2%
Travel trailer	230	55.2%	87	57.6%	143	164.4%
Total towable backlog(1)	417	100.0%	151	100.0%	266	176.2%

Approximate backlog revenue in thousands
Motor homes	$103,978		$92,782		$11,196	12.1%
Towables	$10,671		$3,551		$7,120	200.5%

(1) We include in our backlog all accepted purchase orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Unaudited Dealer Inventory

	As Of
(In units)	February 25, 2012	February 26, 2011	(Decrease)	% Change
Motor homes	2,074	2,179	(105)	(4.8)%
Towables	1,376	905	471	52.0%